Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-158220, and No. 333-240022) of DaVita Inc. of our report dated June 14, 2024, relating to the financial statements and supplementary information of the DaVita Retirement Savings Plan, appearing in this Annual Report on Form 11-K of the Plan for the year ended December 31, 2023.

/s/ Moss Adams LLP

Everett, Washington
June 14, 2024